                                                                    EXHIBIT 99.1
                           CHAMPION ENTERPRISES, INC.
                          REPORTS FIRST QUARTER RESULTS


         Auburn Hills, Mich., April 16, 2003--Champion Enterprises, Inc. (NYSE:
CHB), the nation's leading housing manufacturer, today reported results for its first quarter ended March 29, 2003. For the three-month period, Champion had net revenues of $245 million and a net loss of $24 million, or $0.52 per diluted share. Results for the quarter included a $6.7 million gain from debt retirement and a charge of $5.4 million to value finance loans receivable, which were reclassified to held for sale, at the lower of cost or market. The per share loss calculation included $0.06 per diluted share due to the company accelerating the reduction in the conversion price for its Series C preferred stock. In the comparable quarter a year ago, the company reported a net loss of $12 million, or $0.25 per diluted share, on net sales of $306 million.

         Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "Results continue to be hurt by tough market conditions, with year-over-year industry HUD-code wholesale shipments dropping 28% through February. Our quarterly revenues were the lowest in this cycle and off 64% from the peak in mid-1999. Substantial uncertainty persists as a result of the ongoing lack of capital available to the industry and the high consumer repossession levels. While we are disappointed with our results, we continue to take the necessary steps to manage through this cycle."

         Young continued, "We are encouraged with the progress our retail operations made to move closer to breakeven, but were disappointed that our manufacturing operations reported a loss due to operating inefficiencies caused by lower production levels and sales volume. We are taking aggressive actions to match capacity with demand and to grow our builder/developer distribution channel. Genesis sales to builders and developers accounted for 11% of our manufacturing homes sold and approximately 15% of our manufacturing revenues. This platform remains an important factor in our strategy to market our homes to a new, higher end consumer where financing is less of an issue due to the use of real estate loans for these purchases."

OPERATIONS

MANUFACTURING -- For the three-month period, wholesale revenues dropped 22% to $209 million from $267 million one year earlier and the segment reported a loss of $6.8 million, compared to income of $1.3 million in the first quarter of 2002. The company's average home selling price rose 7% to $35,500 partially due to the increase in multi-section homes to 84% and the growth in larger homes financed with real estate mortgages. Unfilled manufacturing orders were $33 million at quarter end for the 36 plants operating, compared to $13 million at 47 plants a year earlier. During the quarter, the company consolidated one plant and announced the April consolidation of two additional plants with minimal closing costs expected.

RETAIL -- Year-over-year retail revenues dropped 24% for the quarter, while the retail loss was reduced to $2.7 million from $8.1 million a year ago. Champion currently has 118 company-owned stores compared to 242 locations at the end of March 2002. The retail multi-section mix for new homes sold increased to 83% in the three-month period. Same store revenues year-over-year increased 13%, with the average new home selling price rising 10% to $72,300. At these stores the average new homes sold per month per location was up 5%.

FINANCE -- HomePride Finance Corp. originated $15.2 million of loans for the quarter and received $9.6 million of net proceeds for $12.7 million of loans placed in its warehouse funding facility. As expected while HomePride is in its start-up phase of operations, it reported a loss of $2 million for the three-month period, excluding a $5.4 million charge to value finance loans receivable held for sale at the lower of cost or market. In April the company finalized the sale of $60 million (face amount) of loans at which time warehouse line borrowings were reduced by $41.6 million. The company collected net proceeds of $12.8 million after the warehouse line pay down.

          "By selling HomePride's loans, we took the risk out of an uncertain situation. Although selling whole loans is not our long-term strategy and we are pursuing other funding sources, we needed to protect our cash while the difficulty persists in the capital markets. We recently renegotiated a $75 million warehouse line and remain committed to our finance operations and vertical integration strategy," Young said.

CAPITAL STRUCTURE UPDATE

         Champion ended the quarter with $70.4 million in unrestricted cash, $9.0 million in restricted cash and cash deposits and $60.4 million of letters of credit outstanding under its revolving line of credit. These letters of credit allowed the company to free up previously restricted cash and cash deposits related to insurance and other obligations. At quarter end the company had long-term debt of $313.5 million, down from $341.6 million at the beginning of the year. During the first quarter of 2003, the company purchased and retired $13 million of Senior Notes due 2009 and $15 million of Senior Notes due 2007, resulting in a pretax gain of $6.7 million.

         During the quarter, Champion accelerated the reduction in the conversion price for its Series C redeemable convertible preferred stock from $9.63 per share to $5.66 per share. In exchange for the acceleration, $16.25 million of this preferred stock was converted into 2.9 million shares of common stock in the first quarter at the $5.66 per share conversion price. This conversion resulted in a charge of $3.5 million to retained earnings and an increase in the loss per share of $0.06 per diluted share.

         Young said, "We will continue to carefully monitor expenses, capacity and working capital needs with a focus on cash flow. Due to seasonality, we usually use cash for operations during the first quarter of each year and 2003 was no exception. During the three months ended March 2003, the company used $29.6 million of cash flow for operations, which included a $17.2 million seasonal increase in working capital. In addition, we are expecting a tax refund of approximately $60 million in the second quarter."

OUTLOOK

         "With the increased volume of repossessions, reduced availability of consumer financing and unusually severe weather during the quarter, the industry's seasonally adjusted rate of new home shipments dropped to 143,000 homes for 2003," Young said. "Numerous uncertainties make it impossible to forecast industry shipments for the year until the spring selling season is fully underway during the next 60 days.

          "Given our first quarter results and continuing industry uncertainties, our ability to attain profitability for the full year is unlikely although we continue to drive for operating cash flow and profitability. We expect to generate operating cash flow in the second quarter due to the tax refund and seasonal volume increases. Our marketing efforts are focused on expanding sales of higher end homes where the consumers finance their home purchases with real estate mortgages," Young concluded.

CONFERENCE CALL

         Mr. Young and other executive officers of the company will review the quarter's results in a conference call for investors and analysts beginning at 11:00 am eastern time today. To participate in the conference call, please call the number below:

                  Dial-in #:    (888) 339-2688
                  Pass code #:   11722401

         A replay of the conference call will be available after 1:00 pm eastern time today through midnight on Wednesday, April 23, 2003. The recording may be heard by dialing the number below:

                  Dial-in #:    (888) 286-8010
                  Pass code #:   6893393


         The live call can also be accessed on the company's website, www.championhomes.net, by going to the Investor Relations section, clicking on "Live Webcast" and following the instructions. A replay of the call can also be heard via the Investor Relations section of the website shortly after the call is completed. To access the replay, go to the Investor Relations section of the website, click on "Audio Archives" and select "Q1 2003 Champion Enterprises, Inc. Earnings Conference Call." Links to this release and other statistical information referenced on the call, if any, will be posted in the Investor Relations section of the company's website.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 34 homebuilding facilities in 16 states and two Canadian provinces (following the April consolidations of two locations) and 118 retail locations in 24 states. Independent retailers, including 655 Champion Home Center locations, and approximately 500 builders and developers also sell Champion-built homes. Further information can be found at the company's website.

         This news release contains certain statements, including statements regarding industry financing, real estate loans, wholesale shipments, repossessions and retail sales estimates and lending availability, forecasts of expected results, future cash flows and liquidity, and growth opportunities that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could

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cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and those discussions regarding risk factors are incorporated herein by reference.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(Dollars and weighted shares in thousands, except per share amounts)


                                                                     Three Months Ended
                                                            --------------------------------------
                                                               March 29,            March 30,              %
                                                                 2003                  2002             Change
                                                            ----------------     -----------------    ------------
Revenues:
Manufacturing net sales                                           $ 209,197             $ 266,652            (22%)
Retail net sales                                                     61,121                80,125            (24%)
Financial services revenues                                           1,728                     -
Less:  intercompany                                                 (27,521)              (40,400)
                                                            ----------------     -----------------
Total revenues                                                      244,525               306,377            (20%)

Cost of sales                                                       210,456               261,868            (20%)
                                                            ----------------     -----------------

Gross margin                                                         34,069                44,509            (23%)

Selling, general and administrative expenses                         48,663                58,238            (16%)

Financial services operating costs                                    3,467                     -

Lower of cost or market provision for                                                           -
      finance loans held for sale (1)                                 5,411

Gain on debt retirement (2)                                          (6,703)                    -
                                                            ----------------     -----------------

Operating loss                                                      (16,769)              (13,729)           (22%)

Interest expense, net                                                 7,356                 4,817             53%
                                                            ----------------     -----------------

Loss before income taxes (3)                                        (24,125)              (18,546)           (30%)

Income tax expense (benefits) (4)                                       300                (6,700)
                                                            ----------------     -----------------

Net loss                                                            (24,425)              (11,846)          (106%)

Less: dividends on preferred stock                                      286                   250

Less: charge related to preferred stock
     induced conversion (5)                                           3,488                     -
                                                            ----------------     -----------------
Loss available to common shareholders                             $ (28,199)            $ (12,096)          (133%)
                                                            ================     =================


Basic and diluted loss per share                                    $ (0.52)              $ (0.25)          (108%)
                                                            ================     =================

Weighted shares for basic and diluted EPS                            54,525                48,506
                                                            ================     =================



See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

                                                    Unaudited                                                 Unaudited
                                                    March 29,                     Dec. 28,                    March 30,
Assets                                                2003                          2002                         2002
                                                  --------------               ---------------              ---------------
Cash and cash equivalents                              $ 70,439                      $ 77,381                     $ 25,280
Restricted cash (6)                                       2,456                        33,857                          648
Accounts receivable, trade                               38,199                        28,631                       42,472
Inventories                                             122,056                       111,352                      174,339
Finance loans held for sale, net (1)                     60,174                             -                            -
Refundable taxes, deferred
       taxes and other current assets (6)                77,386                        89,547                       89,556
                                                  --------------               ---------------              ---------------
      Total current assets                              370,710                       340,768                      332,295
                                                  --------------               ---------------              ---------------
Finance loans held for investment, net (1)                    -                        52,043                            -
Property and equipment, net                             122,208                       127,644                      172,836
Goodwill, net                                           164,983                       165,437                      258,964
Restricted cash (6)                                           -                        18,443                            -
Deferred taxes and other assets                          23,349                        23,756                       76,603
                                                  --------------               ---------------              ---------------
                                                      $ 681,250                     $ 728,091                    $ 840,698
                                                  ==============               ===============              ===============

Liabilities, Preferred Stock and Shareholders' Equity

Floor plan payable                                     $ 17,177                      $ 17,147                     $ 63,713
Warehouse proceeds structured
      as collateralized borrowings                       45,197                        35,565                            -
Accounts payable                                         40,673                        37,615                       59,648
Other accrued liabilities                               164,973                       172,817                      164,130
                                                  --------------               ---------------              ---------------
      Total current liabilities                         268,020                       263,144                      287,491
                                                  --------------               ---------------              ---------------
Long-term debt (2)                                      313,493                       341,612                      224,858
Other long-term liabilities                              54,738                        56,754                       45,697
Redeemable convertible
      preferred stock (5)                                13,507                        29,256                       20,000
Shareholders' equity                                     31,492                        37,325                      262,652
                                                  --------------               ---------------              ---------------
                                                      $ 681,250                     $ 728,091                    $ 840,698
                                                  ==============               ===============              ===============


See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED)
(In thousands)

                                                                           Three Months Ended
                                                                  -------------------------------------
                                                                    March 29,             March 30,
                                                                       2003                  2002
                                                                  ---------------       ---------------

Net loss                                                           $     (24,425)       $      (11,846)
Adjustments:
  Depreciation and amortization                                            4,333                 5,859
  Lower of cost or market provision for finance
    loans held for sale (1)                                                5,411                     -
  Gain on debt retirement (2)                                             (6,703)                    -
  Change in cash collateral deposits (6)                                   9,600                (7,625)
  Refundable income taxes                                                     -                 (6,700)
  Changes in working capital                                             (17,214)               (4,939)
  Changes in accrued liabilities                                          (5,247)               (8,292)
  Other                                                                    4,644                 1,799
                                                                  ---------------       ---------------
Cash used for operations                                                 (29,601)              (31,744)
Originations of finance loans held for sale, net (1)                     (14,107)                    -
                                                                  ---------------       ---------------
Cash used for operating activities                                       (43,708)              (31,744)
                                                                  ---------------       ---------------

Additions to property, plant and equipment                                (1,215)               (1,474)
Acquisition related deferred purchase price payments                      (2,500)               (3,950)
Proceeds on disposal of fixed assets                                       3,842                   214
Other                                                                       (202)                 (691)
                                                                  ---------------       ---------------
Cash used for investing activities                                           (75)               (5,901)
                                                                  ---------------       ---------------

Increase (decrease) in floor plan payable, net                                30                (7,206)
Decrease in restricted cash (6)                                           49,844                     -
Proceeds from warehouse facility, net                                      9,632                     -
Purchase of Senior Notes (2)                                             (20,554)                    -
Other                                                                     (2,111)                  675
                                                                  ---------------       ---------------
Cash provided by (used for) financing activities                          36,841                (6,531)
                                                                  ---------------       ---------------

Decrease in cash                                                          (6,942)              (44,176)
Beginning cash and cash equivalents                                       77,381                69,456
                                                                  ---------------       ---------------
Ending cash and cash equivalents                                   $      70,439        $       25,280
                                                                  ===============       ===============


See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(1) During the quarter ended March 2003, the company recorded a $5.4 million pretax charge to value its finance loans receivable at the lower of cost or market. These finance loans, a majority of which were sold in April 2003, were classified on the balance sheet as short-term assets held for sale as of March 2003 and as long-term assets held for investment as of December 2002. In the three-month period, finance loans originated totaled $15.2 million and finance loans collected totaled $1.1 million.

(2) During the quarter ended March 2003, the company recorded a pretax gain of $6.7 million resulting from the purchase and retirement of $13 million of Senior Notes due 2009 and $15 million of Senior Notes due 2007 for total payments of $21 million.

(3) Manufacturing and retail EBIT consisted of earnings (loss) before interest and taxes. Financial services loss included operating costs, net interest income earned on finance loans receivable and interest expense from the warehouse facility. A reconciliation of loss before income taxes follows (dollars in thousands):

                                                                               % of                              % of
Three months ended:                                         March 29,        Related         March 30,         Related
                                                               2003           Sales             2002            Sales
                                                           -------------   -------------    -------------   ---------------
Manufacturing EBIT                                             $ (6,846)          (3.3%)         $ 1,303              0.5%
Retail EBIT                                                      (2,683)          (4.4%)          (8,078)           (10.1%)
Financial services loss                                          (1,957)                               -
Lower of cost or market provision for finance
    loans held for sale (1)                                      (5,411)                               -
General corporate expenses                                       (7,272)                          (6,954)
Gain on debt retirement                                           6,703                                -
Intercompany eliminations                                           479                                -
Net interest expense, excluding financial services               (7,138)                          (4,817)
                                                           -------------                    -------------
   Loss before income taxes                                   $ (24,125)          (9.9%)       $ (18,546)            (6.1%)
                                                           =============                    =============

(4) The company provided a 100% valuation allowance for its deferred tax assets in the second quarter of 2002. The effective tax rate for the three months ended March 2003 differs from the 35% federal statutory rate because of the 100% deferred tax asset valuation allowance. In addition, the company is in a federal tax loss carryforward position and tax benefits can only be recorded to the extent of current taxable income. The income tax expense for 2003 consists of provisions for state and foreign income taxes. The effective tax rate for the three months ended March 2002 differs from the federal statutory rate due to state income taxes and non-deductible items.

(5) During the quarter ended March 2003, the company agreed to accelerate the reduction in the conversion price for its Series C redeemable convertible preferred stock from $9.63 per share to $5.66 per share and the preferred stock holder agreed to convert $16.25 million of the Series in the first quarter. Upon conversion, 2.9 million shares of common stock were issued. This amendment to the preferred stock terms was accounted for as an induced conversion, resulting in a charge directly to retained earnings of $3.5 million and an increase in the loss per share of $0.06 per diluted share.

(6) In January 2003 the company finalized a $75 million revolving credit facility, which was used to issue $60.4 million of letters of credit during the quarter and resulted in the release of $49.8 million of restricted cash and $9.6 million of cash deposits.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

                                                                  Three Months Ended
                                                          ------------------------------------
                                                             March 29,           March 30,              %
                                                               2003                 2002              Change
                                                          ----------------     ---------------     -------------

MANUFACTURING
Homes sold                                                          5,671               7,745              (27%)
    Less:  intercompany                                               730               1,092              (33%)
                                                          ----------------     ---------------
Homes sold to
    independent retailers/builders                                  4,941               6,653              (26%)

Total floors sold                                                  10,718              14,435              (26%)

Floors sold per average plant                                         294                 301               (2%)

Multi-section mix                                                     84%                 82%

Average home price                                                $35,500             $33,100                7%

Manufacturing facilities at period end                                 36                  47              (23%)

RETAIL
Retail net sales (in thousands)
    118 ongoing stores                                            $60,270             $53,348               13%
    Closed/other                                                      851              26,777
                                                          ----------------     ---------------
    Total retail net sales                                        $61,121             $80,125              (24%)

Homes sold
    118 ongoing stores                                                766                 761                1%
    Closed/other                                                       11                 433
                                                          ----------------     ---------------
    New homes                                                         777               1,194              (35%)
    Pre-owned homes                                                   308                 347              (11%)
                                                          ----------------     ---------------
    Total homes sold                                                1,085               1,541              (30%)

% Champion-produced new homes sold                                    97%                 94%

New multi-section mix                                                 83%                 79%

Average number of new homes in inventory
    per sales center at period end                                   13.1                12.6 *              4%

Sales centers at period end                                           118                 242 *            (51%)

Total company
Average new home price                                            $72,400             $61,600               18%
Average number of new homes sold per
    sales center per month                                            2.2                 1.6 *             38%

Same store sales
Average new home price                                            $72,300             $66,000               10%
Average number of new homes sold per
    sales center per month                                            2.2                 2.1                5%

*The number of sales centers in 2002 has been revised to include outlets specializing in sales to manufactured housing communities in addition to full service retail locations. Per location averages have been revised accordingly.

CONSOLIDATED (IN THOUSANDS)
Contingent repurchase obligations (estimated)                    $260,000            $310,000              (16%)
Champion-produced field inventories (estimated)                  $550,000            $631,000              (13%)
Shares issued and outstanding                                      56,422              48,706               16%
